Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this Agreement), dated July 1, 2007, is by and between NORTH PITTSBURGH TELEPHONE COMPANY, a Pennsylvania business corporation (hereinafter called “Employer”), and NORTH PITTSBURGH SYSTEMS, INC., a Pennsylvania corporation and the sole shareholder of Employer (“NPSI”), each having its principal office at 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044-9311, on the one hand, and MATTHEW D. POLESKI (hereinafter called “Employee”), on the other hand.

WHEREAS, Employee is currently employed by Employer as an executive officer (all understandings between the Employee and Employer with respect to the terms of Employee’s employment in effect prior to the date of this Agreement are hereinafter referred to collectively as the “Existing Agreement”);

WHEREAS, Employer believes that it is in the best interests of Employer, and Employee is willing to agree, that the employment arrangements between Employer and Employee be extended and otherwise amended as provided in this Agreement;

WHEREAS, Employee also is an executive officer of NPSI;

WHEREAS, retaining Employee’s skills and his experience with and understanding of the business and operations of NPSI and its subsidiaries would be extremely valuable to maximizing benefits for NPSI’s shareholders and NPSI’s subsidiaries’ customers and other constituencies;

WHEREAS, NPSI therefore wishes to encourage Employee to continue his employment with Employer and his services to NPSI and its other subsidiaries and deems it appropriate to compensate Employee for the benefits that Employee would help to achieve for NPSI’s shareholders and NPSI’s and its subsidiaries’ constituencies;

NOW, THEREFORE, for and in consideration of the mutual promises, agreements and covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.           Termination of Existing Agreement.  The Existing Agreement is hereby terminated, effective as of the date of this Agreement; provided, however, that such termination shall neither affect any right of either Employer or Employee that arose prior to (including but not limited to any right based on facts or circumstances occurring prior to but becoming known to the party with such right only after) such termination of the Existing Agreement nor relieve either Employer or Employee of responsibility for satisfying or the consequences of having failed to satisfy any obligation under the Existing Agreement that under the Existing Agreement it or he was to satisfy prior to such termination of the Existing Agreement.

2.           Employment.  Employer shall continue to employ Employee, and Employee accepts such continued employment by Employer, upon the terms and conditions of this Agreement.

3.           Term.  The term of employment under this Agreement (the “Term”) shall commence on the date of this Agreement and shall terminate at 5 p.m. on March 31, 2008.

4.           Fidelity Payment.  Employee and Employer each agrees and confirms that neither has any obligation to the other with respect to any “Fidelity Payment” (as such term is used in the Existing Agreement).

5.           Compensation and Benefits.

(a)           By Employer.  For all services rendered by Employee hereunder, Employer shall (i) pay Employee a base annual salary, payable in equal monthly installments, one at the end of each monthly period, with the base annual salary presently in effect through December 31, 2007 being $250,855; (ii) include the Employee as a participant in the Employer’s salaried employees’ benefit programs and provide to Employee benefits under each such salaried employees’ benefit program that are no less favorable to Employee than the benefits that were provided to Employee under such benefit plan on May 31, 2007 (or would have been provided to Employee under such benefit plan as of May 31, 2007 if Employee had been employed by Employer and covered by such benefit plan on May 31, 2007), including but not limited to post retirement benefits; and (iii) provide Employee with the use of an automobile.  Use of the automobile shall be subject to such rules and limitations as Employer may establish from time to time.  Salary payments shall be subject to withholding and other applicable taxes.  All compensation payable under the Executive Bonus Plans referred to in subparagraph (c) immediately below shall be included in the calculation of Employee’s retirement benefits.  In addition to any other benefits that may apply to Employee, or that may be implemented during the term of this Agreement, Employer shall provide to Employee such additional life insurance on the life of Employee as shall be necessary to cause the aggregate of the life insurance provided by Employer on the life of Employee to equal not less than three and one-fourth (3¼) times Employee’s base salary, and the costs of all such life insurance aggregating three and one-fourth (3¼) times Employee’s base salary shall be borne 100% by Employer.

(b)           Annual Review of Base Salary.  Employer will review Employee’s base salary on at least an annual basis for the purpose of determining any increase which may be justified or merited.

(c)           Bonus Plan.  NPSI shall (and shall use its best efforts to cause its successors, if any, as the majority shareholder of Employer to) maintain an Executive Bonus Plan in effect throughout the Term and include Employee as a participant in each such Executive Bonus Plan; provided, however, that NPSI (and any such successor to NPSI) annually may modify or amend the targets and matrices on the basis of which bonuses are to be determined, calculated or awarded under any such Executive Bonus Plan, so long as such targets and matrices as so modified or amended are reasonably related to the reasonable expectations and goals of NPSI’s (or such successor’s) business for the relevant period.

6.           Duties and Office.   Employee is serving, at the direction of Employer’s President and/or Board of Directors, as an executive officer of Employer with the titles of Vice President and Treasurer (and, at the direction of the Presidents and/or Boards of Directors of the respective corporations, as an executive officer of NPSI, Penn Telecom, Inc., a subsidiary of NPSI, and

Pinnatech, Inc., a subsidiary of NPSI, in each case with the titles of Vice President, Treasurer and, as of the date of this Agreement, Chief Financial Officer), and Employee’s duties in that capacity are as set forth in Schedule A attached hereto, with the understanding that Employee’s duties may from time to time be modified or expanded by Employer’s President and/or Board of Directors as the business interests of Employer may require.  It is expressly understood and agreed that Employer’s Board of Directors may elect or assign Employee to a different position having different responsibilities and duties than those set forth in such Schedule A and different compensation and benefits than those set forth in Paragraph 5 hereof, provided that:

(a)           Prior to the occurrence of a Change of Control (as defined below), the different position to which Employee is so elected or assigned shall be an executive office with responsibilities and duties equal to or greater than those set forth in this Agreement and the Schedule A attached hereto; and

(b)           Upon and after the occurrence of a Change of Control, the limitations set forth in clause (a) immediately above shall not apply, and the different position to which Employee is then so elected or assigned may be a non-executive position with responsibilities and duties lesser than those set forth in this Agreement and the Schedule A attached hereto; and

provided, further, however, that in no event, whether before or after the occurrence of a Change of Control and regardless of any change in the position, responsibilities and/or duties of Employee hereunder, shall the compensation and benefits provided to Employee under this Agreement be less than those set forth in Paragraph 5 hereof.

For purposes of this Agreement, a Change of Control shall be deemed to have occurred in the event of:  (i) the acquisition, directly or indirectly, by any person or entity (other than NPSI), or persons or entities acting in concert (a “group”), whether by purchase, merger, consolidation or otherwise, of voting power over that number of shares of the capital stock of either Employer or NPSI which, when combined with the existing voting power of such person, entity or group, aggregates voting power over such number of shares of the capital stock of Employer or NPSI as then has the right to cast fifty percent (50%) or more of the votes which all shareholders of Employer or NPSI would be entitled to cast in the election of directors of Employer or NPSI, respectively, under normal circumstances (that is, for example, without giving effect to any such voting rights of preferred shares existing by reason of a default in the payment of preferred dividends) and without giving effect to any elimination of voting rights of “control shares” (as defined in 15 Pa. C.S. Section 2562) pursuant to Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, or any successor or comparable statute (a “controlling interest”) or (ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Employer or NPSI to a transferee or transferees other than NPSI, Employer, an entity of which a controlling interest is owned, directly or indirectly, by Employer or NPSI, or a person, entity or group which, prior to the sale, lease, exchange or other transfer of assets, owns, directly or indirectly, a controlling interest in Employer or NPSI.  All fringe and other employee benefits applicable to Employee which have a vesting schedule shall be deemed fully vested as of the date of a Change of Control.

7.           Exclusivity of Employment.  Employee agrees to work full-time and, except to the extent permitted otherwise pursuant to the following provisions of this Paragraph 7, exclusively for Employer, NPSI and NPSI’s other subsidiaries and devote his talents, skills, attention, best efforts and time during normal business hours and such other times as may be necessary, to the business and affairs of Employer, NPSI and NPSI’s other subsidiaries and to discharge the responsibilities assigned to him and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him.  Employee shall not during the term of this Agreement be engaged in any other employment without the consent of Employer.  Employee may (i) serve on civic or charitable boards or committees, (ii) perform volunteer work for any charitable, educational, civic or other nonprofit organization, including but not limited to youth sports teams and clubs, and (iii) participate in non-competing family-owned businesses, so long as such activities do not interfere with the performance of Employee’s job responsibilities under this Agreement.

8.           Non-solicitation of Employees or Customers.  Employee agrees that during his employment with Employer and continuing for fifteen (15) months thereafter, Employee shall not, directly or indirectly, for his own account or as an agent, servant or employee of any business or organization, engage, hire or offer to hire or entice away any then current officer, employee, agent or customer of Employer, NPSI or any of Employer’s or NPSI’s subsidiaries, joint ventures or related entities, or in any other manner persuade or attempt to persuade any then current officer, employee, agent or customer of Employer, NPSI or any of Employer’s or NPSI’s  subsidiaries, joint ventures or related entities to discontinue his or her relationship therewith for any reason.

9.           Confidential Information & Employer Materials.

(a)           Employee acknowledges that Employer has, through Employee and other key personnel, developed valuable confidential information such as, but not limited to, plans, diagrams, equipment specifications, business strategies, pricing methods, policies, resolutions, negotiations, customer/client lists, technical data, computer programs, algorithms and trade secrets relating to the business of Employer, NPSI or other subsidiaries of NPSI.  Confidential information includes information which is not generally known in the business conducted by Employer, NPSI or any of NPSI’s subsidiaries or affiliates, but does not include general skills, generally known knowledge and experience acquired by Employee during his employment with Employer.  Employee covenants and agrees not to disclose this confidential information outside Employer and expressly covenants and agrees (i) not to provide any such confidential information to any new employer of Employee and (ii) to use his best efforts both during and after his employment with Employer to prevent the dissemination of any such confidential information outside Employer.  Employee further covenants and agrees to use such confidential information exclusively for the benefit of Employer, NPSI and/or NPSI’s other subsidiaries and to make any new employer of Employee aware of Employee’s obligations under this Paragraph 9.

(b)           Any such confidential information developed by Employee, whether developed during, before or after the term of this Agreement, shall be the property of Employer.  Should Employer elect to apply for any patent, copyright or other right relating to any of the confidential information or to any development made by Employee on behalf of Employer, NPSI or any of

NPSI’s other subsidiaries or affiliates during Employee’s employment with Employer or any of NPSI’s subsidiaries or affiliates (whether during or before the term of this Agreement), Employee shall, upon written request of Employer, assign and transfer to Employer (or such other entity or person as Employer shall direct) Employee’s entire right, title and interest therein.  Employee further agrees to assist Employer with the prosecution of any such application, whether such assistance is requested during or after the term of this Agreement.

(c)           All documents and materials of any nature pertaining to activities of Employer, NPSI or any of NPSI’s subsidiaries or affiliates, which are in Employee’s possession or control, including but not limited to memoranda, notebooks, notes, data sheets, papers, tapes and computer disks, and whether in writing or in any electronic or other recording medium, are and shall be the sole property of Employer, and each such item and all copies and reproductions of them shall be given to Employer upon Employee’s separation from employment with Employer and at any earlier time when requested by Employer.

10.           Expenses.  Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in carrying out Employee’s duties under this Agreement.  Employee shall present to Employer, on a monthly basis, an itemized account of such expenses in any form required by the Employer.

11.           Termination By Employee.  Employee may, with or without cause, terminate his employment with Employer by giving not less than thirty (30) days’ prior written notice to Employer.  Employee shall continue to render his services to Employer in accordance with this Agreement until the effective date of such termination unless Employer states otherwise, and Employee shall be paid his regular compensation to the date of termination.

12.           Termination of Employee by Employer.

(a)           Without Cause.  Employer shall have the right, without cause or stated reason, to terminate Employee’s employment at any time.

(b)           For “Just or Good Cause”.  Employer may terminate Employee’s employment at any time for “just or good cause.”  “Just or good cause” may include, but is not limited to:

(i)	Violation by Employee of any of the provisions of this Agreement (including but not limited to those set forth in Paragraphs 7, 8 and 9 hereof);

(ii)
Employee’s disloyalty, insubordination or dishonesty toward Employer or commission or conviction (whether that conviction be a consequence of plea, finding or verdict) of a felony or of any crime involving moral turpitude;

(iii)	Employee’s persistent incompetence or persistent neglect of his assigned duties;

(iv)	Employee’s public actions which may damage the business interests or image of Employer, NPSI or any of NPSI’s subsidiaries or affiliates; or

(v)	Employee’s actions in the workplace which violate Employer’s standards of employee conduct.

13.           Severance Compensation.

(a)           Termination by Employer Other Than for “Just or Good Cause”.  If prior to the expiration of Employee’s term of employment under this Agreement, Employer terminates Employee’s employment under this Agreement other than for “just or good cause”, then Employer shall be obligated to pay to Employee, within thirty (30) days after the date of such termination (or such longer period after such termination as then shall be prescribed by or advisable under Section 409A of the Internal Revenue Code (the “Code”) or the regulations promulgated thereunder), a severance amount equal to the aggregate of Employee’s annual base salary (at its level as of the date of termination) which would be payable to Employee for the balance of the present term of employment under this Agreement; provided, however, that in no event shall the severance amount to be paid Employee under this provision exceed two hundred and fifty percent (250%) of Employee’s annual base salary (at its level as of the date of such termination) or be less than one hundred twenty-five percent (125%) of such annual base salary.

(b)           Termination by Employer for “Just or Good Cause” or by Employee by Retirement or Resignation.  In the event of the termination of Employee’s employment by Employer for just or good cause (as described in Paragraph 12(b) above) or by Employee by his retirement or resignation, Employer shall have no obligation to pay Employee any severance amount described in this Paragraph 13.

14.           Bona Fide Executive/High Policy Making Employee Retirement Program.  Employee acknowledges that he is presently a bona fide executive and/or high policy making employee of Employer and that he recognizes and has been informed that Employer may, at its discretion, require that Employee retire at the age of sixty-five (65) years or older if for the two (2) year period immediately before retirement Employee has remained employed in a bona fide executive or high policy making position and if at that time Employee is entitled to an immediate nonforfeitable annual retirement benefit from a pension, profit sharing savings, or deferred compensation plan, or any combination of such plans of Employer, which benefit equals in the aggregate at least $44,000 annually or such greater amount as may be set forth in the provisions of the federal Age Discrimination in Employment Act, as amended, which Act concerns mandatory retirement of bona fide executives or high policy makers.

15.           Death During Employment.  If Employee dies during the term of his employment hereunder, Employer shall pay to Employee’s estate the compensation that would otherwise be payable to Employee up to the end of the month in which his death occurs.

16.           Interpretation.  This Agreement shall be construed in accordance with, and be governed by, the laws of the Commonwealth of Pennsylvania.

17.           Notices.  Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail, return receipt requested, to Employee’s residence (if the notice is being given to Employee) or to Employer’s principal office, to the attention of the President (or, if Employee is the President, to the attention of the Chairman of the Board of Directors) of Employer (if the notice is being given to Employer); except that  Employer may deliver the written notice to the person of Employee in lieu of such mailing.

18.           Waiver of Breach.   Employer’s waiver of, or failure to act upon, a breach of any provision in this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.  No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

19.           Assignment.   Employee acknowledges that his services are unique and are personal to Employer.  Employee may not assign his rights or delegate his duties or obligations under this Agreement.  Employer’s rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, Employer’s successors and assigns.  Employer shall provide to any person, entity or group that Employer is aware is likely to acquire a controlling interest in Employer or NPSI a copy of this Agreement, make that person/entity/group aware of the provisions of this Agreement and require that person/entity/group, as a condition of the acquisition, to acknowledge and agree to the provisions of this Agreement.

20.           Arbitration of Claims and Disputes.  Except to the extent expressly set forth to the contrary in the second paragraph of this Paragraph 20, no civil action concerning any dispute, controversy or claim between Employee and Employer or NPSI arising out of or in connection with this Agreement or out of Employee’s employment with or the termination of Employee’s employment with Employer or any affiliate of Employer shall be instituted before any court; all such disputes, controversies and claims shall instead be submitted to final and binding arbitration under the auspices of The American Arbitration Association in Pittsburgh, Pennsylvania.  Such arbitration shall be conducted in accordance with the rules, protocols and procedures of The American Arbitration Association.  Except to the extent expressly set forth to the contrary in the second paragraph of this Paragraph 20, this provision shall apply to any and all such disputes, controversies and claims, whether asserted by or against Employer or NPSI and/or against any employee, officer, alleged agent, director or affiliate of Employer or NPSI with regard to any matter arising out of or in connection with this Agreement or out of or in connection with Employee’s employment with or the termination of Employee’s employment with Employer or any affiliate of Employer, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of Employer’s standards of Employee conduct or this Agreement and/or any other claim or controversy arising out of the employment relationship (or the nature of the relationship) or the commencement or termination of that relationship, including, but not limited to, claims for violation of law and/or for breach of covenant, breach of implied covenant of good faith and fair dealing, wrongful termination, breach of contract, and/or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with the advantageous or contractual relations, conspiracy and/or other tort claims of any kind.  All costs and expenses of the arbitration, including but not limited to reasonable attorneys’ fees, shall be allocated among the parties according to the arbitrators’ discretion.  The arbitrators’ award resulting from such arbitration shall be final, binding and nonappealable and may be confirmed and entered as a final judgment in any court of competent jurisdiction and enforced accordingly.  Furthermore, the parties hereto expressly agree that, except to the extent expressly set forth to the contrary in the second paragraph of this Paragraph 20, proceeding to arbitration and obtaining an award thereunder shall be a condition precedent to the bringing or maintaining of any action in any court with respect to any dispute arising under or in connection with this Agreement.

The first paragraph of this Paragraph 20 shall not apply to any dispute, controversy or claim arising under any of Paragraphs 7, 8 and 9 of this Agreement.  This Paragraph 20 shall not give Employee the right to seek a stay or injunction of any Employer action pending resolution of a claim or dispute through arbitration.

21.           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and all prior understandings and previously executed employment agreements between Employer and/or NPSI, on the one hand, and Employee, on the other hand, if any, (including but not limited to the Existing Agreement) are hereby superceded.  This Agreement may not be changed orally but only by an agreement in writing signed by all the parties hereto.

22.           Headings.  The headings in this Agreement are for convenience only and shall not be deemed to or used to interpret or construe any provision of this Agreement.

23.           Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

24.           Counsel.  Employee acknowledges that he has been provided with notice that he may review this Agreement with legal counsel of his choosing prior to signing.  Employee further acknowledges that Employee has had adequate time to exercise the opportunity to consult

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with legal counsel of his choosing with regard to this Agreement and that he is entering into this Agreement after having had full opportunity to review its provisions.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

NORTH PITTSBURGH TELEPHONE COMPANY

By	/s/ H. R. Brown

Attest	/s/ N. William Barthlow
(Seal)

NORTH PITTSBURGH SYSTEMS, INC.

By	/s/ H. R. Brown

Attest	/s/ N. William Barthlow
(Seal)

(Employee)	/s/ Matthew D. Poleski

Attest	/s/ N. William Barthlow

SCHEDULE A

RESPONSIBILITIES –Vice President, Treasurer and Chief Financial Officer

1.
External Financial Reporting – Responsible for all financial reporting requirements of North Pittsburgh Systems, Inc. (“NPSI”) and each of its subsidiaries, including North Pittsburgh Telephone Company (“NPTC”), Penn Telecom, Inc. (“PTI”) and Pinnatech, Inc. (“Pinnatech”), including Securities and Exchange Commission (SEC), Rural Utility Service (RUS) and tax reporting. Serve as Vice President, Treasurer and Chief Financial Officer of NPSI, PTI and Pinnatech and as Vice President and Treasurer of NPTC.

2.
Internal Financial Reporting– Responsible for reporting to the Company’s Board of Directors the financial analysis of consolidated NPSI and each if its subsidiaries, cash analysis and budget and forecasting analysis as well as provides Audit Committee reporting and analysis.

3.
Compliance Management– Responsible for Sarbanes-Oxley (SOX) management and reporting. Duties include supervising and managing the Company’s internal SOX team, acting as the chief liaison with the Company’s external auditors and preparing the Company’s annual Section 404 assessment. In addition, leads the Company’s Disclosure Committee, which is responsible for the internal review of the Company’s periodic and annual SEC financial statement filings.

4.
Investor Relations– Responsible for administering the Company’s investor relations program, which includes communication with current and potential shareholders as well as communications with both Company specific as well as industry analysts.

5.	Rural Utility Service – Responsible for overseeing debt compliance functions.

6.	Supervision– Responsible for managing the supervision of the Accounting Departments of NPSI and each of its subsidiaries and supervises the Financial Reporting personnel of the Company.

7.
Strategic and Financial Planning. Works with the executive team of NPSI, and assist the managements of NPSI’s subsidiaries, in developing and evaluating new product, service, and other strategic opportunities. Works with the executive team of NPSI, and leads NPSI’s subsidiaries, with all aspects of financial planning, including budget development, funding, and fiscal management.

8.
Other Personnel Responsibilities– Serves on the Company’s Salary Committee, participates at the Company’s Retirement Board meetings, serves as the Company’s primary liaison with Verizon Wireless (partnership meetings, budgets, reviews, assessments and negotiations), serves as the Company’s primary liaison with its actuaries, serves as one of the Company’s liaisons with its investment advisors and trustee and is involved in the preparation and delivery of employee presentations.

6.
Administrative Duties– Perform all administrative duties, such as hire, train and motivate the departmental workforce, for the Company’s accounting department as well as other personnel with positions involved in the financial reporting functions of the Company. Conduct salary and performance reviews of employees in these departments and positions. Communicate to staff and direct efforts to achieving all goals of NPSI and its subsidiaries.

Note:  Although the employee is a full-time employee of NPTC, the time and expenses incurred in the employee’s providing services to NPSI or any of NPSI’s subsidiaries other than NPTC, as contemplated above, will be allocated to and charged against the account of NPSI or such other subsidiary of NPSI.